U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   O'Connor, Anne E.
   7646 Linkside Drive
   Manlius, NY USA 13104-2371
2. Issuer Name and Ticker or Trading Symbol
   Skaneateles Bancorp, Inc. SKAN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/30/97
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock [1]           |11/4/9|S   | |1500              |D  |20.33      |                   |I     |By Spouse                  |
                           |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock [2]           |11/11/|S   | |150               |D  |20.33      |                   |I     |By Spouse                  |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock [3]           |11/20/|S   | |300               |D  |18.67      |                   |I     |By Spouse                  |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock [4]           |11/25/|S   | |3000              |D  |18.33      |                   |I     |By Spouse                  |
                           |97    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock [5]           |11/25/|S   | |750               |D  |18.50      |                   |I     |By Spouse                  |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock [6]           |11/26/|S   | |3000              |D  |18.33      |100050             |I     |By Spouse                  |
                           |97    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants [7]          |12.83   |     |    | |           |   | [8] |4/1/0|Common Stock|1500   | [9]   |1500        |   |            |
                      |        |     |    | |           |   |     |7    |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. All information has been adjusted to reflect a 3 for 2 stock split effected on November 28, 1997.
2. All information has been adjusted to reflect a 3 for 2 stock split effected on November 28, 1997.
3. All information has been adjusted to reflect a 3 for 2 stock split effected on November 28, 1997.
4. All information has been adjusted to reflect a 3 for 2 stock split effected on November 28, 1997.
5. All information has been adjusted to reflect a 3 for 2 stock split effected on November 28, 1997.
6. All information has been adjusted to reflect a 3 for 2 stock split effected on November 28, 1997.
7. All information has been adjusted to reflect a 3 for 2 stock split effected on November 28, 1997.
8. Warrants become vested over a three-year period in increments of one-third each on each anniversary of the grant date.
9. Granted under the 1995 Non-Employee Directors Warrant Plan

Anne E. O'Connor
SIGNATURE OF REPORTING PERSON
Anne E. O'Connor
DATE
12/10/97